UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FAMILY DOLLAR STORES, INC.

(Name of Registrant as Specified In Its Charter)

DOLLAR GENERAL CORPORATION

D3 MERGER SUB, INC.

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Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws regarding outlook, plans and intentions of Dollar General Corporation (the “Company”). A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. Forward-looking statements are subject to risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts, which are based on many detailed assumptions that the Company believes are reasonable, or are based on various assumptions about certain plans, activities or events which the Company expects will or may occur in the future. However, it is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

•	economic conditions, including their effect on employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;

•	failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, sourcing, shrink, private brand, distribution and transportation, store operations, expense reduction and real estate;

•	failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;

•	levels of inventory shrinkage;

•	effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates;

•	the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;

•	disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs, work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;

•	risks and challenges associated with sourcing merchandise from suppliers, as well as trade restrictions;

•	unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability and food safety claims;

•	the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of legal proceedings, investigations or audits;

•	natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;

•	damage or interruption to the Company’s information systems;

•	ability to attract and retain qualified employees, while controlling labor costs (including healthcare costs) and other labor issues;

•	the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;

•	failure to successfully manage inventory balances;

•	seasonality of the Company’s business;

•	incurrence of material uninsured losses, excessive insurance costs or accident costs;

•	a data security breach;

•	deterioration in market conditions, including interest rate fluctuations, or a lowering of the Company’s credit ratings;

•	the Company’s debt levels and restrictions in its debt agreements;

•	new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;

•	the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission; and

•	such other factors as may be discussed or identified in this communication.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Important Additional Information

Dollar General has filed a definitive proxy statement and relevant documents in connection with the special meeting of the shareholders of Family Dollar at which the Family Dollar shareholders will consider certain proposals regarding the potential acquisition of Family Dollar by Dollar Tree, Inc. (the “Special Meeting Proposals”). Dollar General and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Family Dollar’s shareholders in connection with the Special Meeting Proposals. SHAREHOLDERS OF FAMILY DOLLAR ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Dollar General at the SEC’s web site at http://www.sec.gov or by contacting the information agent for the proxy solicitation, Innisfree M&A Incorporated, at (877) 750-5837 (toll free for shareholders) or (212) 750-5833 (collect for banks and brokers).

Dollar General

Q3 2014 Earnings Conference Call

Operator

Good morning. My name is Dorothy, and I will be your conference operator today. At this time, I would like to welcome everyone to the Dollar General third quarter 2014 earnings call. Today is Thursday, December 4, 2014. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question, please press star and the number 1 on your keypad. If you wish to withdraw your question, press the pound key.

This call is being recorded. A replay of the call will be available later today. Instructions for listening to the replay are available in the Company’s earnings press release issued this morning. Now I would like to turn the conference over to Ms. Mary Winn Pilkington, Vice President of Investor Relations and Public Relations. Ms. Pilkington, you may begin your conference.

Speaker: Mary Winn Pilkington, VP, Investor Relations and Public Relations

Thank you, Dorothy (operator), and good morning, everyone. On the call today are Rick Dreiling, our Chairman and CEO, and David Tehle, our CFO. We will first go through our prepared remarks, and then we will open up the call for questions. Our earnings release, issued today, can be found on our website at dollargeneral.com under investor information, press releases.

Let me caution you that today’s comments will include forward-looking statements about our expectations, plans, predictions and other non-historical matters, such as our 2014 forecasted financial results and capital expenditures; our planned fiscal 2014 and 2015 operating, merchandising and store growth initiatives; our beliefs regarding future consumer economic trends; and various matters relating to our proposal to acquire Family Dollar. Important factors that could cause actual results or events to differ materially from those reflected in, or implied by, our forward-looking statements are included in our earnings release issued this morning, our 2013 Form 10-K, which was filed on March 20, 2014, and in the comments that are made on this call. We encourage you to read these documents.

You should not unduly rely on forward-looking statements, which speak only as of today’s date. Dollar General disclaims any obligation to update or revise any information discussed in this call.

We will also reference certain financial measures not derived in accordance with GAAP. Where available, reconciliations to the most comparable GAAP measures are included in this morning’s earnings release, which I had mentioned, is posted on dollargeneral.com.

The purpose of today’s call is to discuss Dollar General’s performance for the fiscal third quarter and outlook for the fiscal year. At the end of our prepared remarks, we will open the call up to your questions on those subjects. During today’s Q&A, we will not discuss our proposed acquisition of Family Dollar or related matters. Please limit your questions to one and one follow-up question if necessary. Now it is my pleasure to turn the call over to Rick.

Speaker: Rick Dreiling, Chairman and CEO

Thank you, Mary Winn. Good morning, everyone. This morning we announced our results for the third quarter of fiscal 2014. David and I will discuss the highlights of the quarter, then I will address our current initiatives and provide an update on where we are with the Family Dollar transaction.

•	For the third quarter, net sales grew 7.8% to $4.72 billion.

•	Comp store sales increased 2.8% as compared to the 2013 third quarter with increases in both traffic and average ticket, extending that trend to 27 consecutive quarters. Our comp sales trajectory improved as we moved through the quarter and we have seen that trend accelerate into the fourth quarter. We had a good back-to-school season along with strong sell-thru for Halloween. And importantly, we are seeing a significant step up in comp sales as we start the fourth quarter. Momentum has built as we lap the SNAP benefit cuts in the fourth quarter of 2013, and we expect to achieve comp sales growth of approximately 5 percent for the fourth quarter.

•	Perishables and tobacco continued to be the largest contributors to same-store sales growth. Tobacco has continued to show very strong comp growth beyond its first full year anniversary.

•	Our non-consumables were positive for the quarter, marking the third consecutive quarter of improvement. We are extremely pleased with sales growth in our home and apparel categories this year. I believe our efforts on current trends and affordability in these areas have already begun to take hold with our customers.

•	Our gross profit rate of 30.1 percent of sales was 18 basis points less than last year’s third quarter. While this was below our expectations due to higher promotional markdowns across consumable categories and end of season inventory clearance, this represented a significant improvement over our recent quarterly trends.

•	Finally, adjusted earnings per share for the third quarter increased 10 percent to $0.79 cents per share.

We have updated our guidance to reflect performance through the third quarter and our outlook for the fourth quarter for both sales and earnings. We continue to have a strong outlook for the fourth quarter. On the comp sales front, our initiatives coupled with our commitment to everyday low price, continue to resonate with our customers.

We kicked off the holiday season with a three-day ad the week prior to Thanksgiving and continued to emphasize our savings over an eight day period centered on Thanksgiving Day. We offered exclusive holiday savings across gifts, toys, electronics, clothing, décor, baking and additional categories for every holiday need. We are pleased with our customers’ response to these promotional events.

As we lap some of the retail challenges from the fourth quarter of 2013, we are seeing broad-based momentum build in our business.

I’ll talk more about our operating initiatives in a moment, but now I’d like to turn the call over to David.

Speaker: David Tehle, EVP and CFO

Thank you, Rick, and good morning everyone.

First, let me walk you through our gross margin performance. Gross profit increased by 7.2%, and as a percentage of sales, decreased by 18 basis points to 30.1% in the 2014 third quarter compared to the 2013 third quarter. Our product category with the lowest gross profit rate is consumables, and this category continues to comprise a larger portion of our net sales, primarily as a result of increased sales of lower margin tobacco and perishable products. The gross profit rate decrease was also impacted by an increase in markdowns due to increased promotional and end of season inventory clearance activities. These factors were partially offset by higher initial markups on inventory purchases and improved inventory shrink. We recorded a LIFO provision of $2.2 million in the 2014 period compared to a LIFO benefit of $3.7 million in the 2013 period. This equates to 13 basis points of negative pressure on our gross margin percentage. As compared to our forecast for gross profit, we successfully mitigated the impacts of the West Coast port slowdown and driver shortages on gross margin due in part to lower stem miles from the successful opening of our Bethel, Pennsylvania distribution center earlier this year.

SG&A expense was 21.8% of sales in the 2014 period compared to 21.4% in the 2013 period. For the third quarter 2014, SG&A expense includes expenses of $8 million, or 17 basis points, related to our proposed acquisition of Family Dollar. The remaining 21 basis points of SG&A rate increase are attributable to increases in rent, utilities and incentive compensation expenses. Offsetting these items were convenience fees charged to customers for cash back on debit card transactions, and retail labor expense, which increased at a rate lower than our increase in sales.

The third quarter tax rate was 36.5% compared to last year’s effective tax rate of 35.6%. Both years included benefits from the reduction of reserves that were established in 2009. These amounted to $4.7 million in the 2014 quarter and $6.0 million in the 2013 quarter. Excluding these adjustments, the increase in our tax rate relates to the expiration of various federal jobs tax credit programs and the impact of certain non-deductible expenses relating to the proposed acquisition of Family Dollar.

Year to date we generated cash from operations of $841 million. That’s up $80 million from last year’s 39-week period. Total capital expenditures were $289 million, including: $104 million for improvements, upgrades, remodels and relocations of existing stores; $86 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $36 million for distribution and transportation-related capital expenditures; $29 million for stores built by the Company; and $28 million for information systems upgrades and technology-related projects.

Our share repurchase program is on hold as we await the outcome of our proposed transaction with Family Dollar.

Turning now to guidance.

•	Top-line sales for the full year 2014 are expected to increase approximately 8 percent, at the low end of our previous guidance range and

•	Same-store sales are now expected to increase at or slightly below the low end of our previous range of 3.0 percent to 3.5 percent with same-store sales growth of approximately 5 percent forecast for the fourth quarter.

•	We expect adjusted diluted earnings per share for the year to be in the middle of our previous full year adjusted earnings per share range of $3.45 to $3.55. This excludes any costs related to the potential FDO transaction. In addition, it assumes no additional share repurchases in the fourth quarter. It does assume the reinstatement of the Work Opportunity Tax Credit back to the beginning of the year which has always been included in our guidance for our effective tax rate for the year. The impact of the tax credit is approximately $0.04 cents per share.

•	For the year, we are on track to open approximately 700 new stores and capital expenditures are expected to be approximately $400 million, which is down from our earlier expectations due primarily to the timing of the build out of our new San Antonio, Texas distribution center and lower overall costs for new stores.

With that, I will turn the call back over to Rick.

Speaker: Rick Dreiling, Chairman and CEO

Thank you, David.

As we have said for many quarters, driving unit sales growth is key to our long-term strategy and I am pleased to report that we continue to make progress in this area. Once again, in Nielsen syndicated data, we have grown both units and dollar share in the mid to high single digits in the most recent 4-week and 12-week periods on top of our long track record of share growth. I believe this is attributable to our commitment to affordability. With our focus on affordability, we are offering customers avenues to trade down on purchase price. For instance, in key categories such as food, paper, home cleaning and pet, unit growth is significantly ahead of sales growth in the most recent 12-week period. There is no doubt we may have sacrificed some sales as we look to drive units. Given the importance of unit growth and transaction growth as the leading indicators of relevancy with our customers and of our future success, we believe this is the right trade-off for us.

Another factor impacting our comp sales growth worth mentioning is that we have had essentially no inflation.

The foundation of everything we do at Dollar General is grounded in serving our customers. We remain committed as ever to providing our customers with everyday low prices they can count on. We want to make sure that our customers know that they can find nearly all of their everyday items in our small-box convenient stores. Our customers are the first place we start as we build our merchandising plans for the coming year. While on paper it appears that the economy is improving, the low to middle income consumer, who is our core customer, continues to look for ways to manage her budget as she works to prioritize her spending; and she trusts that we are on her side to help her stretch her budget. Keep in mind she had a tough fourth quarter last year with a number of headwinds that are starting to moderate year over year including, SNAP benefit reductions, challenging weather, higher energy costs, reduction in unemployment benefits and the lingering effects on consumer spending from the 2 percent payroll tax increase in 2013. As I reflect on our trends for the year, I believe that we underestimated the impact of these cumulative headwinds on our customers. As a result, there is no doubt that affordability is and will continue to be a focus of our core customer. Our focus on one dollar to five dollar items continues to gain traction. We had more than 75 percent of our SKUs, or 78 percent of our sales, for the third quarter that were items priced at five dollars or less. This is important as we know we trade more customers with the one dollar fixed price retail concept than other small-box retailers.

Beyond that, we are continuing to add items with approximately 80 SKUs under our Smart and Simple brand at entry level price points across 26 merchandise categories.

In addition to the Smart and Simple brand, we continue to strategically introduce new one dollar price point items on the shelf in key consumables categories such as food, home cleaning and paper products that are focused on affordability. All in, SKU counts in our dollar section of the store have increased more than 50 percent as compared to the end of 2013. New items include a combination of national brands and our private brands. In addition, we have expanded our dollar section offering to an additional 845 stores with 96 percent of our stores having anywhere from 12 to 40 feet of dollar products across multiple categories with an emphasis on health, beauty, paper, home cleaning and food. These dollar category expansions are a great way for customers to have increased purchasing power in our stores. Given that our average basket is around $11, our expanded offerings can have a positive halo effect on our customers’ satisfaction as they leave our store with an additional item or two.

We continue to be very pleased with the performance of our five dollar or less price point assortment in our non-consumables categories which represent about 60 percent of our merchandise offering. This clear focus on expandable consumption items at affordable price points has contributed to solid growth in our home and apparel sales this year.

As a result of these merchandise changes, we are seeing improvements in category sell-thru rates. Non-consumables are important to our sales mix as we strive to enhance our gross profit rate. In the coming year, our plans have been developed to advance expandable consumption items in multiple categories including storage, candles and domestics.

In addition, we are in the midst of repackaging our private brands across both select consumable and non-consumable categories. The goal of the repackaging is to enhance our customers’ perception of our private brand quality and value for the price. We had a test launch of the new packaging in select products with very encouraging results and the majority of new repackaged items will be on the shelf in 2015. We continue to grow our private brands with SKU count up 6 percent and penetration of over 24 percent.

We continue to look for ways to leverage technology and engage consumers. We completed the initial rollout of our digital coupon capabilities in August and began to aggressively launch the program at the end of September and throughout October with our “Fast Way to Save” promotion. To date, sign-ups have significantly exceeded our expectations and we have already hit our target for year-end. With nearly 18 million digital coupons downloaded already, activations and redemptions are having a strong impact on sales of coupon-specific items. In 2015, we will be able to use the data captured from this program like a loyalty card but without the incremental cost. For instance, insights from a customer’s shopping trip can be used to customize individual promotions to drive trips and baskets. This is an exciting opportunity that we should be able to capitalize on in 2015.

I am pleased to report that we had favorable results in improving our inventory shrink performance in the third quarter. Over time, shrink improvement continues to be an opportunity as we remain steadfastly committed to reducing our shrink levels on a store by store basis. The store format and layout, SKU rationalization of high shrink items, defensive merchandising and exception based reporting all play a role as we look for shrink improvement going forward.

Driving productivity at the store level is as important as ever as our over-arching goal is to create time savings that we can reinvest to better manage our stores and service our customers. In order to enable productivity gains, we are elevating our category management process to optimize all areas of the store beyond the planograms to include off shelf and end cap displays. Over the last several years, we have made significant strides in the productivity of our planograms through SKU selection and ongoing refinement. We feel we have established a strong foundation in our planograms that we can refine periodically. We are concentrating on simplifying work at the store level by reducing the complexity of planogram resets.

At Dollar General, real estate is a core strength. Our real estate model is disciplined and focused on financial returns. Year-to-date, we have opened up 617 new stores and relocated or remodeled 874 stores, including approximately 380 life cycle remodels. The life cycle remodels are focused on our legacy, smaller footprint stores and allow us to improve adjacencies and planogram layouts. These stores are getting close to the same sales lift as we get in our full remodels with a much lower investment, resulting in returns on the life cycle remodel that are over 200 basis points higher than our full remodels. Given these strong returns, we plan to significantly expand our lifecycle remodel program in 2015. In addition, in the first quarter of 2015, we will be utilizing our merchandising predictive technology capabilities in over 250 of our life cycle remodels to optimize our space and SKU productivity, so we expect these remodels to drive even higher sales.

In 2015, we plan to open approximately 730 new stores and to relocate or remodel 875 stores with a priority on lifecycle remodels. In total, square footage growth is expected to be about 6 percent. We will expand our footprint into three new states in 2015, Maine, Rhode Island and Oregon, as we use our real estate model to identify winning sites for our traditional Dollar General format. We are right where we want to be as we enter the New Year. Our real estate pipeline is 100% committed and we’re already working on 2016. Our new store productivity continues to be about 85 percent of our comp base and we are looking forward to successful store openings in 2015.

Also in 2015, we will open our 13th distribution center as we continue to invest in our infrastructure to support our growth. Site work has started on the new distribution center in San Antonio, Texas and we plan to begin shipping from that distribution center in late 2015.

We have exciting plans for 2015 and have lots of opportunities ahead of us.

Now, turning briefly to our proposal to acquire Family Dollar. We are as committed as ever to this acquisition, and believe that the synergies we expect to achieve through the combination of these two companies would benefit Dollar General shareholders, and, importantly, the consumer, for many years to come. We are working hard to be in a position to complete this transaction and begin the process of combining our two companies.

To that end, as we’ve stated, we are actively engaging with the FTC and believe that we are making good progress on that front. We filed our HSR notification with the FTC in mid-September. Since the filing, we have provided the FTC with tens of thousands of documents and have had a number of very valuable and productive discussions.

Family Dollar shareholders are currently scheduled to vote on the Dollar Tree transaction at a special meeting on December 23rd. We are very aware of the calendar and we look forward to sharing more information with sufficient time for Family Dollar shareholders to make an informed voting decision at the December 23rd shareholder meeting.

Our 75th anniversary has been a time to reflect on our company’s rich heritage and our mission of Serving Others. It is also an exciting time to look to the future and envision what the next 75 years will bring for Dollar General. My sincere thanks and appreciation go out to the 106,400 Dollar General employees as we are in the midst of the busiest season of retail. Over the years, Dollar General employees have built this business through hard work and dedication to our mission and we owe them a great deal of gratitude. Thank you for an amazing 75 years.

Mary Winn, I’ll now open up the call for questions.

Speaker: Mary Winn Pilkington

As previously mentioned, we will not discuss our proposed acquisition of Family Dollar or related matters. Please limit your questions to one and one follow-up question if necessary. We will now open the call up for questions.

Operator: (Operator Instructions)

Our first call comes from the line of Taylor LaBarre, Stifel

Speaker: Rick Dreiling

Good morning, Taylor

Speaker: Taylor LaBarre, Stifel

Thank you for taking my question. Just wondering if you can expand a little bit on the seasonal category trends throughout the quarter. How they performed relative to expectations, whether it was the same top cadence of improvement? And then also expectations, going to the fourth quarter, it looks over the past few years seasonal has been relatively weaker in the fourth quarter relative to other categories. So should we as you look at your plans and trends to date is that a structural trend we should expect to continue or is that more of a multiyear easy comparison that we should think about?

Speaker: Rick Dreiling

Great questions. We had a very good Halloween and a good back-to-school. Really pleased with that. I will tell you that the bigger seasons have slowed down a bit. Summer and spring and of course we experienced a little bit of slow traffic last year on Christmas. I will tell you we have an offering this year on the Christmas side that is much different than last year. And it’s focused on affordability. Many, many items below $5 and again this idea that the $1 price point is incredibly important to our customer. A lot of items focused on $1. And I don’t see a structural change yet. We’re looking for good things so it’s seasonal in the fourth quarter. We’ll see how it plays out.

Speaker: Taylor LaBarre, Stifel.

Great. Thanks.

Operator: The next question comes from the line of Michael Lasser from UBS.

Speaker: Rick Dreiling

Good morning, Michael

Speaker: Michael Lasser, UBS.

Thanks a lot for taking my questions. Obviously a lot of focus on gas prices but also on the competitive environment. In the third quarter we saw some improvement from some other discounters at least sequential improvement from the second to the third quarter. So my question is, what do you think the possibility is that as gas prices decline, that you’ll start to see some customers shift out of the discount convenience channel into other areas especially after you’ve seen such a massive customer migration into your channel over the last several years?

Speaker: Rick Dreiling

I think that the way I look at the gas prices, number one, you’re not going to see, it takes a while for the consumer to really believe they’ve got extra change in their pocket. It’s going to take a series of trips to the gas station to realize there’s a little more money there. I think the other thing to take into account would be that it makes the customer more mobile. They obviously have the wherewithal to search for more deals across more channels. But at the end of the day, we’re on our 27th (correction – should be 25th) year of same-store sales growth. We’ve had good times. We’ve had bad times. Good economies, high gas prices, low gas prices, and our customer always seems to search us out. So I think the work we’ve done on affordability, I think we have hit that one out of the park. The unit growth that we are seeing is great. And again, I think as long as we stay focused on affordability, the customer is going to always be searching for us.

Speaker: Michael Lasser, UBS

That’s helpful. Thank you. My follow-up question is, now that you have focused on affordability and building units, how do you build the basket or get them to trade back up after you’ve introduced the customer to all these new products? Is that not the focus?

Speaker: Rick Dreiling

I tell you, the focus is on transactions and it’s focused on units. My personal feeling on this, Michael, is I never want to be in a position where I tell you my traffic is down and my basket is up. And I think that is — that’s when you start to get yourself into a bind. Our basket has been around $11 every year I’ve been here. And what we’re seeing is that our customer is coming back more often to us.

Speaker: Michael Lasser, UBS

Okay. Thanks and good luck with the holiday.

Speaker: Rick Dreiling

Thank you, Michael.

Operator: The next question comes from the line of Scot Ciccarelli with RBC Capital Markets

Speaker: Rick Dreiling

Good morning, Scot.

Speaker: Scot Ciccarelli, RBC Capital Markets

Obviously, you’ve had the lower gas prices. You’re also seeing a little bit of recovery in some of the labor metrics for let’s call it non-college educated consumers, let’s call it a blue-collar kind of people. Rick, when you think about all the gives and takes on the consumer side, how are you guys thinking about and how do you think it rolls through 2015?

Speaker: Rick Dreiling

I think the middle income, low income, customer I do think there’s still I still think they’ve got some issues. I don’t believe they have them to the magnitude they had them last year. I do feel better about the consumer but I’m still a little more cautious. I’m cautiously optimistic. And I think it’s interesting when you can almost go back last year and look at when the SNAP cuts hit and watch what’s happened. This year, you can see when we lapped those SNAP cuts, you can see the change in consumer behavior. So again I’m cautiously optimistic and I think it will flow through to the retail sales line as we move through 2015.

Speaker: Scot Ciccarelli, RBC Capital Markets

And when you consider incremental changes for 2015, I know it’s becoming a bigger topic for a bunch of our retailers just in terms of some of the changes being implemented with healthcare, affordable care et cetera, have you guys thought about the potential impact that could potentially have on some of your consumer buying patterns?

Speaker: Rick Dreiling

Yes. And again that’s why we’re so committed to the affordability piece. That’s why we’re working so hard getting items into the store that price $5 or less or even centered around the $1 price point. The whole idea here is I believe affordability is going to be with us for a period of time yet.

Speaker: Scot Ciccarelli, RBC Capital Markets

Got it. Thanks a lot.

Speaker: Rick Dreiling

Our customer is always looking for a bargain.

Speaker: Scot Ciccarelli, RBC Capital Markets

Thanks a lot.

Speaker: Rick Dreiling

Thanks, Scot.

Operator: The next question comes from the line of Dan Wewer with Raymond James

Speaker: Rick Dreiling:

Good morning, Dan

Speaker: Dan Wewer, Raymond James

Your focus on growing transactions and market share makes a tremendous amount of sense, but the one problem is that Dollar General’s GMROI now has dropped for four consecutive years. And inventory is about 50% of your tangible assets. So the focus on growing share is coming at the expense of lower returns. Looking let’s say into 2015 or 2016, are there any initiatives that could enable you to achieve both better market share as well as a higher inventory productivity?

Speaker: David Tehle

Yes. A couple of comments on that. First of all, you have to take into account tobacco when you look at the margin and we made a strategic decision to add tobacco knowing what that would do overall. I think as we look forward, there are initiatives going on in foreign sourcing and our private label as well as shrink, and as Rick mentioned in his comments, we saw some positives in shrink this quarter, so we still have the capability to add to that gross margin and that gross margin percentage. Having said that, I go back to what Rick said as he kicked this off, driving unit sales growth and transaction growth will continue to be high priorities for us in what we’re going to be focused on because we think ultimately that’s what our long-term shareholders want to see. But yes, there is room in margin and there are things we continue to work on. But again the unit growth and the transaction growth will always be at the top of the list.

Speaker: Dan Wewer, Raymond James

David, just to follow-up, in your prepared comments you noted that in the fourth quarter you’ll get a $0.04 contribution from tax credits? So I guess your tax rate’s going to be 35.5%, 36%? Did you have a similar tax credit in the fourth quarter of last year?

Speaker: David Tehle

So what this is is WOTC, the work opportunity tax credit. And the way this works is these benefits expired December of last year, and we’ve been waiting all year for the federal government to take action on this. Last night, the House passed a bill of tax extenders by a vote of 378 to 46. That Bill was now sent to the Senate and the Senate is waiting, we’re waiting for the Senate to take action on it. We obviously can’t predict what the Senate will do but if past history is any indication, more than likely a one-year extension will be provided. This is what we saw back in 2012 when this happened also. And then it will be retroactively applied back so we’ll get the full year credit in the fourth quarter. As we’ve done our guidance for the full year we always had this in our guidance. This isn’t anything new. We felt like WOTC would come back and it would probably be the fourth quarter simply because that’s how it happened in the past. So again, it’s been in there and that’s our thought process in terms of what hopefully will take place but of course we can’t predict what the federal government will do.

Speaker: Dan Wewer, Raymond James

Exactly. And you’re always saying it was included in last year’s fourth quarter earnings?

Speaker: David Tehle

It was included all year. Last year. Yes. Go back to 2012, but it’s the fourth quarter in 2012 because we had this situation where it got reinstated.

Speaker: Dan Wewer, Raymond James

Okay. I guess we’re trying to get to an apples to apples number for the fourth quarter. So — you are saying that it was worth $0.04 a year ago in the fourth quarter?

Speaker: Mary Winn Pilkington

No. Dan, it’s Mary Winn. Because that had been adopted at the end of 2012, it was retroactive for 2012 and we took that all in the fourth quarter at 2012, and at that point in time we provided the breakout of what that was on each quarter. And then in 2013, it was effective all year in all four quarters.

Speaker: Dan Wewer, Raymond James

Oh. Okay. I think I understand.

Speaker: Mary Winn Pilkington

Beginning of 2014.

Speaker: Dan Wewer, Raymond James

Got you. Thank you.

Speaker: David Tehle

It expired in December of 2013.

Speaker: Dan Wewer, Raymond James

Okay. Thanks.

Speaker: Mary Winn Pilkington

Dorothy, we’ll move to the next question.

Operator: The next question comes from Meredith Adler of Barclay’s

Speaker: Rick Dreiling:

Good morning, Meredith

Speaker: Meredith Adler, Barclay’s.

I was wondering if you could go into a little bit more detail about how you use the data from your coupon program. I understand you see it as being similar to a loyalty program but less expensive. Could you walk us through how it works, what you get and then what you do with the information?

Speaker: Rick Dreiling

Yes. It’s very similar to a loyalty card. The advantage is we don’t have to massage the data. The Company that we’re working with does. And what you do is you offer them a coupon to see if you can change their behavior and the example would be, Meredith, I offer you a dollar off Charmin toilet tissue and you don’t respond to that coupon. Right? And so then what would happen is that would mean you’re buying your tissue somewhere else and I can turn around and make the offer more rich. And it allows me, what happens is I have a slate of coupons and you opt in to them. And again, coupons you choose not to opt into would indicate you’re probably buying your product somewhere else. And I can enrich those offers to drive your behavior.

Speaker: Meredith Adler, Barclays

And do you get to in some way keep track of each individual’s purchases over time?

Speaker: Rick Dreiling

Absolutely. Everybody enters their phone number in is how they register.

Speaker: Meredith Adler, Barclays

Right. Got it. And then I wanted to talk you were talking about (you don’t call them lifestyle remodels but, that’s not what I mean). Life cycle remodels. And —

Speaker: Rick Dreiling

Sure.

Speaker: Meredith Adler, Barclays

And you talked about I think 250 stores where you’re actually going to be changing the offering and I think probably matching it to the local community better. Could you talk about that initiative?

Speaker: Rick Dreiling

Absolutely. What we’re going to do is take a store that’s historically smaller that would go into a relocation. Then, Meredith, and we’re going to freshen these stores up and remodel them. And the idea here is they’re going to have we will go into the store and analyze it and through category management I’ll use an example. This particular store in this particular market might sell more powder detergent than liquid detergent. And what we will do is adjust the set to reflect more powder detergent. Right? And there are markets, believe it or not, where powdered is still the biggest item. We have some markets where and I’ll use the example of diapers. We have a diaper set that’s exactly the same in every store across the chain and now we’ll be able to track diapers and maybe expand on incontinence items in areas where we’re closer to the client is older. So we’re really excited about this. And it’s the heat mapping concept that the guys have taken and spread out where we can really understand what’s selling and what’s not on an individual store basis now.

Speaker: Meredith Adler, Barclays

And do you believe that that drives sales or margin or both?

Speaker: Rick Dreiling

Actually I’d say both. Because what we end up doing is having the items the customer wants and hopefully they’ll buy more of them and then consequently it drives more transactions. And again I equate that Meredith down to more units and more transactions. We’re focused on units and transactions.

Speaker: Meredith Adler, Barclays

Great. Thank you.

Operator: The next question comes from Matt Nemer of Wells Fargo

Speaker: Rick Dreiling

Good morning, Matt

Speaker: Matt Nemer, Wells Fargo Securities

So I wanted to talk about promotional activity. It was very heavy early in Q2. And then it has moderated but it sounds from your comments like it may have picked back up again in Q3 given the higher consumables markdowns and the end of season inventory clearance. If you could give us some color around the cadence of the promotional activity?

Speaker: Rick Dreiling

Yes. I think I would say it’s certainly a little higher than last quarter, but I would not call it irrational or nearly as competitive as last year. Again, our goal has always been to come to the market with the right items and I would look at you and say it’s primarily the promotional activity right now, Matt, around CSD. And again, I think I brought up in the second or first quarter that we were going to be in line on CSD pricing and that’s where you’ll find the bulk of the incremental markdown for us.

Speaker: Matt Nemer, Wells Fargo Securities

Okay. That’s helpful. And then just a quick follow-up. Could you talk to the interplay between the port issues and the driver shortages versus potential relief on freight from lower diesel prices?

Speaker: Rick Dreiling

Yes. I will tell you that we do have some merchandise that’s hung up on the West Coast. We have worked very hard and absorbed incremental transportation costs to try and get in, move that product around. I also know that we found out yesterday some of the shippers are refusing now to go in to the West Coast docks, which is going to create more pressure. We estimate that between the dock shortage, the higher cost to get merchandise moved, that it’s about six to nine basis points. We offset that by the way with Bethel where we were able to get our stem miles down. I do think that it’s going to be a problem as we move through the fourth quarter and it will be a problem for everybody. We are working hard on trying to divert products to the East Coast. There has been no indication that they’re going to support their brothers on the West Coast. So we’re going to have to stay tuned on that one.

Speaker: Matt Nemer, Wells Fargo Securities

But is there anything as you see gas prices down and diesel prices down, is that big enough to potentially offset some of that? How quickly does that reset in your negotiations with the truckers?

Speaker, Rick Dreiling

I think the down diesel prices will help, but I don’t know that it’s going to help depending on the magnitude of what we encounter. I think you guys all know the West Coast, the President has said he’s not going to interfere with that. He said he’s going to let it take its own course. So I think the lower diesel costs will help but it’s not going to cover it all.

Speaker: Matt Nemer, Wells Fargo Securities

Got it. Okay. Very helpful. Have a great holiday.

Operator: The next question comes from John Heinbockel of Guggenheim Securities.

Speaker: Rick Dreiling

Good morning, John

Speaker: John Heinbockel, Guggenheim

Let me ask you, $5 items and under, where do you think that ultimately goes as a percent of sales? How high do think that goes in a reasonable period of time here? And then secondly as part of that, if the number of items per basket are going up, ASP is going down, does that create some pressure managing retail labor? You’re trying to get throughput on more items with the same basket size.

Speaker, Rick Dreiling

Yes. The first part of your question, we’ll let the customer decide. Right? While we’re adding more $1 and more items under $5, we still have a broad selection of product. Right? So we’re still very much in the game of letting the customer make the decision of what they want. And part of the way part of our success over the last few years has been our ability to broaden our appeal and some of that is not only the affordability angle, but also having some more stuff in there. The second part of your question, we’re working on getting case packs down which will make it easier for the retail team to absorb the incremental items. I also think that having been a retailer, having been on that side of the ledger, when the sales are moving in the right direction we’ve always somehow managed to conquer anything that’s associated with it. And Greg and his team have done a marvelous job this year so far, of working their way through that. We also, John, have which we rolled out this year a very serious stocking initiative. And we’re doing a much better job not only in how we ship the product to the stores but we are doing a much better job of measuring stocking productivity.

Speaker: John Heinbockel, Guggenheim

All right. Then just secondly, I know you never quantify where you sit with shrink, but where do you think that opportunity sits relative to where it might’ve been when you first came in or relative to however you want to measure it as there’s still a fairly large opportunity there?

Speaker, Rick Dreiling

Yes. It is certainly not at the level it was when I came in. It’s better than that. But I see it as a significant improvement to come yet.

Speaker: John Heinbockel, Guggenheim

Okay. Thank you.

Speaker, Rick Dreiling

Even John where we were, we need to be better than where we were at if that helps.

Speaker: John Heinbockel, Guggenheim

Okay. Thanks a lot.

Operator: The next question comes from Edward Kelly of Credit Suisse.

Speaker: Rick Dreiling

Good morning, Ed

Speaker: Edward Kelly, Credit Suisse

I’d like to ask you a question about the gross margins here. On a FIFO basis you were actually almost flat which is the first time in probably a couple years that we’ve seen that. What I was looking to do is maybe get some additional color on the puts and takes here because the question is around affordability for instance and the work you’re doing there, what impact on the gross margins does that have? You mentioned no inflation in the business. But I think we have seen inflation for instance in consumables so are you holding the line there? Is that having a negative impact? And how are you offsetting all of that?

Speaker: David Tehle

Let me take a shot at some of this and then certainly Rick will comment, too. You have to remember in our business, we’re not as based on meat and produce and things of that nature where there has been a lot more impact of inflation. Now, we have had a little bit of inflation in our candy and some of our other perishables and a little bit in tobacco. Particularly as compared to last year where it was actually going the other way and that’s why we have this LIFO negative that I spelled out earlier on the call. But I think as you look at it again, I go back to the three basic items that help us on gross margins in terms of offsetting negatives and that is the foreign sourcing, private brands and shrink and we continue to push all three of those in terms of trying to drive a little bit more on the gross margin and the gross margin percentage.

Speaker: Edward Kelly, Credit Suisse

The work around affordability in particular you think about the dollar price point for instance, what impact does that have on margin and then what impact does that have on gross profit dollars?

Speaker: Rick Dreiling

The margin on the affordability items is actually accretive. They tend to, the $1 items tend to carry a higher-margin rate and as do the margin rate will add not as great when you get to the $5 items but the lower priced items believe it or not carry more. And it should help our rate.

Speaker: Edward Kelly, Credit Suisse

Okay. So do you think you’re at the point where we should begin to see stability in the gross margins going forward or maybe even opportunity now?

Speaker: Rick Dreiling

That is kind of where I’m at right now to be honest. The work we’ve done on the margin we’ll have to remember we’ve got cigarettes in there, which is a 17 basis point drag albeit we’ve cycled that but we anticipate we have margin expansion opportunities going forward now.

Speaker: Edward Kelly, Credit Suisse

Okay. Great. Thank you.

Operator: The next question comes from Paul Trussell, Deutsche Bank

Speaker: Rick Dreiling

Good morning, Paul

Speaker: Paul Trussell, Deutsche Bank

Just to continue the conversation there on margins, if you could hold our hand a little bit more on how you are thinking about the fourth quarter. You’ve mentioned in the prepared remarks that you were a little bit disappointed in gross margins or a little bit below I should say your initial expectations. So do you see sequential improvement ahead given some of the comments you just made around some of these initiatives on private label? And also if you can just remind us, David, on how we should be thinking about the impact of the incentive comp swing within SG&A?

Speaker: David Tehle

So I think as we look at the fourth quarter, right now we’re calling margins to be relatively flat overall in terms of basis points. And then we do have a significant delevering of SG&A and you hit it right on. The biggest piece of that has to do with the incentive comp. If you go back to our script from the fourth quarter last year, you’ll see that we spelled out that incentive comp was a 45 basis points negative, excuse me a 45 basis point positive, last year to us because in essence, we had a fairly sizable reserve reversal in the fourth quarter since we did not pay any incentive comp. So that’s the magnitude of what we’re up against this fourth quarter.

Speaker: Paul Trussell, Deutsche Bank

Got it. That’s very helpful. And then just to go back and clarify, the fourth quarter comp outlook is certainly encouraging to hear that there has been an improvement in trends recently. And we certainly acknowledge that you have an easier compare as we move through the quarter, but still a 5% comp would be a pretty meaningful lift and acceleration on a one-year basis. Maybe give us a little bit more color on what provides that level of confidence, how you think the discretionary categories will perform and to what extent if at all are you — do you believe that there will be incremental buying activity due to lower gas prices?

Speaker: Rick Dreiling

Yes. Really good question. And I’ll break it into a couple different buckets here. This week last year was the first major snow event of the year in which we took a pretty sizable, we had sizable difficulty managing the weather this Saturday this coming Saturday Sunday, Monday and Tuesday of next week. If you look at January, Paul, last year, and I think we called it out on the conference call for the fourth quarter, we came to work and had 1,000 stores shut down in several locations. Right? And we dealt with a very, very, very weak January last year. January historically is one of our better months, better periods of the year. So I feel very comfortable in that there was and remember, getting a little ahead of myself. I think as I recall there was a major snow event the week before Christmas last year. And unless you read the Farmer’s almanac, I’m very positive on the weather for the quarter. But I think we’ve got that in our favor. And then I think the quality of our merchandise offering for Christmas is much better than it was last year. Much better focus on affordability. This is obviously the big trim-a-tree weekend. This is the first weekend where we see a lot of the Christmas trees being bought and all the decorations. And I’m still a little bit of a merchant and we have reviewed all of our merchandising plans for December and January with the team and we look pretty good.

Speaker: Paul Trussell, Deutsche Bank

Best of luck.

Operator: The next question comes from Scott Mushkin, Wolfe Research.

Speaker: Rick Dreiling

Good morning, Scott

Speaker: Scott Mushkin, Wolfe Research

I wanted to step back and just review — I know we suspended the share repurchase but maybe we can remind everybody how you look at your balance sheet, just generally? And share repurchase, notwithstanding obviously the activity but just a review of how you guys think about things?

Speaker: David Tehle

Sure. Obviously our number one priority is investing in the business. We’re a growth Company. It’s important to us to be opening up stores. So making sure that we have the capital to open new stores, to do remodels, to do relocations, and that we have the infrastructure in the back end of the business to support those stores whether that be in the transportation and distribution area, in IT, that we have systems, that will help make sure that we’re supporting the stores. It’s all about the stores, obviously. And then with the cash we have left over our priority is share buyback and again, buying back as much stock as we can with what we have left after investing in the business. And because of the pending efforts on Family Dollar we suspended that share buyback on a temporary basis.

Speaker: Scott Mushkin, Wolfe Research

And a follow-up as far as the levels of leverage you’re comfortable with on the balance sheet, if you can refresh us on that one as well? Outside the M&A activity?

Speaker: David Tehle

Right. Exactly. That’s very important. We became investment-grade a while back and our thought process is that we want to stay investment-grade. In order to do that, debt to EBITDA needs to be somewhere in that 3.0, maybe a little bit higher than that, 3.1, somewhere in that range overall is where our targets are. Right now we’re at 3.1. We had a fairly sizable share buyback earlier in the year - $800 million. That’s still with us that impacted that. That industry, that’s why it’s 3.1. We had been at 3.0 for many quarters pretty solid on that.

Speaker: Scott Mushkin, Wolfe Research

That’s perfect. And then I had another longer-term strategic question really revolving around the merchandising. I know you guys have got the DG Market out there, and still I think in test mode but kind of longer-term think about how you’re thinking about perishables in your business. A lot of our research shows that the lower end is starting to embrace a higher degree of wanting more fresh items. And wanted to think is that something you think you can do by yourself? Will you need a partner? How are you thinking about fresh going forward?

Speaker: Rick Dreiling

As I think about this, one of the areas that we’ve struggled with most on the DG Market side is the produce and the meat side, the fresh side. And when you grow up, like I did, managing in a grocery store managing in produce and meat, you realize that it’s basically you treat it like a living thing. And when you don’t grow up with that, it’s very hard to get people to understand the importance of rotation and the importance of display techniques. So it sounds easy to do, but it’s much more difficult than that. I think long-term, it’s possible that a Dollar General might have some such a set of fresh merchandise like maybe some oranges and some apples and bananas and potatoes, but long-term, right now, at least — by the way you never say never — but right now I would say, us getting into any kind of significant position in that kind of perishable merchandise is probably not on our radar stream right now. Now, frozen food we love. And we’ve done a lot of great work on that. And by the way we’ve done some good on easier to manage perishable items like cheese and butter and orange juice and some items like that. Lunchmeat.

Speaker: Scott Mushkin, Wolfe Research

All right. Perfect. That does it for me. Thank you.

Operator: The next question comes from Dan Binder, Jefferies.

Speaker: Rick Dreiling

Good morning, Dan

Speaker: Dan Binder, Jefferies

My question was around gross margins. You cited some promotional activity. I’m just curious how much of the promotional activity is reactive versus more predatory from your perspective and if gross margin opportunities exist, do you think you can get more predatory in particular areas?

Speaker: Rick Dreiling

Yes. I’ll answer that one. I would characterize it probably more reactionary than predatory. We are intently focused on everyday low price. And but part of that is you have to be careful that there are some items out there where the consumer might judge your everyday low price based on what they see in the ad. So again I’ll reiterate, primarily the promotional activity that we had in the quarter was all on CSD. So yes. I would also say the more and more stable the promotional environment gets, it allows you to make investments in other areas of the business that you might want to. Like on the non-consumables side.

Speaker: Dan Binder, Jefferies

My follow-up question was on home and apparel. I realize there’s been a lot of mix change here in the price points you’ve talked about quite a bit. How much of the improvement in those businesses do you think is a function of the price points changing versus the quality of the product or the particular products that you’re putting on the shelves?

Speaker: Rick Dreiling

It’s actually a combination of both. We’re doing a much better job of color. A much better job of getting the product into the stores at the right time. A much better job of clearing out old product prior to the new product getting in. And then I have to tell you, we’re promoting the product very similar to how a department store would.

Speaker: Dan Binder, Jefferies

Great. Thank you.

Speaker: Mary Winn Pilkington:

I believe we have time for one more question

Operator: The last question comes from Mark Montagna, Avondale Partners.

Speaker: Rick Dreiling

Good morning, Mark

Speaker: Mark Montagna, Avondale Partners

My question is about IMU. Wondering how many quarters in a row has it been that IMU has been noticeably higher? And then does that coincide with the rise of the dollar items or is there something else that’s helping drive that?

Speaker: Rick Dreiling

Offhand, I don’t know how many quarters in a row it has been up but I can tell you it’s a combination of the dollar items and doing a better job of buying.

Speaker: Mark Montagna, Avondale Partners

Okay. And then as a follow-up, David, on the guidance for the fiscal year, I think you said that it’s not impacted by the cost of the potential that you’re spending on the FDO pursuit. But, in the third quarter, included $8 million in SG&A. I just want to make sure I heard that right and am understanding what you’re saying on that.

Speaker: David Tehle

So in the third quarter, we excluded the $8 million. We spelled it out. And we excluded it. Matter of fact if you go to the press release, there is a chart at the back that will show you what’s excluded from earnings per share. And again, any costs that we’ll have in the fourth quarter will be excluded also.

Speaker: Mark Montagna, Avondale Partners

Okay. All right. Thank you.

Speaker: Mary Winn Pilkington

Operator, that concludes our call today. And I will be around if anybody has any questions I know we left a few people in the queue but thank you very much for your time and attention and look forward to speaking to you soon.

Operator

Ladies and gentlemen, that does conclude the call for today. We thank you for your participation and ask that you please disconnect your lines.